AGREEMENT

Between

RAYBESTOS AUTOMOTIVE COMPONENTS COMPANY

And

LOCAL 771,

INTERNATIONAL UNION

UNITED AUTOMOBILE,

AEROSPACE

And

AGRICULTURAL IMPLEMENT
WORKERS OF AMERICA

UAW

Table of Contents

PROVISION	ARTICLE	PAGE

Agreement	1
Appendix A
Appendix B
Arbitration	10
Bereavement Leave	36
Call-In Pay	20
Discrimination	2
Duration and Termination	41
General Provisions	37
Grievance Procedure	8
Holidays	29
Insurances	38
Job Upgrading	14
Jury Duty and Court Appearances	35
Leave of Absence	15
Lunch Periods	31
Management - Labor Meetings	33
Management Rights	4
Overtime	25
Overtime Pay Rates	26
Paychecks	27
Personal Days	30
Probationary Employees	12
Production Standard Grievances	11
Purpose and Intent of the Parties	3
Rates of Pay	24
Recognition	5
Relief Periods	32
Reporting Absence	22
Reporting Pay	19
Representation	7
Seniority	13
Shift Preference	21
Strikes- Stoppages- Lockout	34
Substance Abuse Policy	39
Supervisors Working	17
Suspension - Discharge	9
Union Bulletin Boards	18
Union Security	6
Vacations	28
Wages	23
Waiver	40
Working Conditions and Safety	16

2

ARTICLE 1

AGREEMENT

Section 1

This agreement is by and between Raybestos Automotive Components Company, its successors, 44650 Merrill, Sterling Heights, Michigan, 48314, hereinafter referred to as "Company" or "Employer" and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW, and its local Union No. 771, hereinafter collectively referred to as the "Union".

ARTICLE 2

DISCRIMINATION

Section 1

There shall be no discrimination against any employee because of sex, age, marital status, race, creed, color, national origin, political affiliation or because of membership in the Union or Union activities.

The Company subscribes to the “American Disabilities Act”. There shall be no discrimination against any employee because of physical or mental handicap.

ARTICLE 3

PURPOSE AND INTENT OF THE PARTIES

Section 1

The purpose of the Company and the Union in entering into this Collective Bargaining Agreement is to set forth their agreement on rates of pay hours of work and other conditions of employment in their mutual interest and desire to stabilize employment, eliminate strikes, boycotts, lockouts and discontinuance of work. Further, it is the mutual interest and desire of the Company and the Union to secure a closer and more harmonious cooperation to achieve the highest level of employee performance consistent with safety, good health and sustained effort to ensure the success of the business which is vital to both.

Section 2

Neither the Company nor the Union shall condone the use of abusive language, coercion, or intimidation among employees. Moreover, the Company and the Union both subscribe and support the principle of mutual cooperation and respect between the supervision and employees in their day-to-day relationship.

ARTICLE 4

MANAGEMENT RIGHTS

Section 1

Nothing herein shall permit the Union or any of its members to assume authority to officiate in a managerial or supervisory capacity. The management of the plant and direction of the working force and the affairs of the Company, including the right to hire, to suspend or discharge for cause, to transfer, to promote or demote and the right to release employees for due cause or for lack of work or for other legitimate reasons, are vested exclusively in the Company, subject to the terms of this agreement and provided the rights are not exercised for the purpose of discrimination. The Company has the right to determine the nature and extent of the work and operations to be performed by it, to construct new facilities or improve facilities, to determine the number, location and type of facilities and installations, the products to be manufactured, the schedules of production and the processes of manufacturing, together with all the designing, engineering and control of raw materials.

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ARTICLE 5

RECOGNITION

Section 1

The Company recognizes the Union as the exclusive collective bargaining agency for all production and maintenance employees including the shipping and receiving and the “on-line” final inspection employees employed by RACC at 44650 Merrill Rd., Sterling Heights, Michigan, 48314, for the purpose of collective bargaining with respect to rates of pay, wages, hours of employment or other conditions of employment; but excluding foremen, supervisors, office and clerical employees, factory clerks, engineering, industrial engineering, time study, quality control, research, lab, product development, guards and others excluded by definition within the Act.

Section 2

The term “employee” or “employees” when used in this Agreement shall mean and include only those described herein as being represented by the Union.

Section 3

The term “his” or “their” when used in this Agreement shall for all intents and purposes mean the male or female gender, whichever the case may be.

ARTICLE 6

UNION SECURITY

Section 1

An employee who is a member of the Union at the time of this Agreement becomes effective shall continue membership in the Union for the duration of this Agreement to the extent of paying an initiation fee and the membership dues uniformly required as a condition of acquiring or remaining in the Union.

An employee who is not a member of the Union at the time this Agreement becomes effective shall become a member of the Union within ten (10) days after the thirtieth (30) day following the effective date of this Agreement or within ten (10) days after the thirtieth (30) day of employment, whichever is later, and shall remain a member of the Union to the extent of paying an initiation fee and the membership dues uniformly required as a condition of acquiring or remaining in the Union, whenever employed under, and for the duration of this Agreement.

Section 2

Union authorization cards shall be made available to new employees as a part of the hiring in process, together with a form of notification to new employees of immediate requirements having to do with Union membership pursuant to this collective bargaining agreement. The Union authorization cards, when signed, are to be properly delivered to the Financial Secretary of the Union.

Section 3

The Company will deduct union dues, initiation fees, and voluntary V-Cap as required by the International Constitution, and Local 771 By-laws from the pay of each employee who has signed a valid check-off agreement. All deductions shall be made during the second pay period of each month. In the event the Company has not deducted the union dues and initiation as specified above, the Company shall then deduct these delinquent dues and/or initiation fees the following pay period. If the employee has no pay coming for the week authorized union deductions are to be made, such authorized Union deductions shall be deducted from the first pay period in which the employee has earnings. A check for all such monies deducted under this Section shall be forwarded to the designated officers of the Union by the twentieth (20) of said month, but no later than the end of the month.

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Section 4

Within five (5) days after receipt of written notice from the Union to the Company and the employee that any employee covered by this Agreement has failed pursuant to terms of this Title, to tender payment of the periodic dues and initiation fees uniformly required as a condition of acquiring or retaining membership in the Union, the Company shall discontinue its employment of such employee.

Section 5

The Company will furnish the Financial Secretary of the Local Union a schedule, via computer disk, of names and amount of deduction(s) each month with a list of deletions and additions that occurred in the month for which the dues were deducted. All necessary forms for such deductions and information shall be provided by the Union.

Section 6

When an employee is transferred to an excluded classification, the Company will show such transfer in accordance with Section 5 above.

Section 7

During the terms of this Agreement, the following form shall be used by the Union for the purpose of “Check-off Authorization”.

Raybestos Automotive Components Company

Date

I hereby assign to Local Union No. 771 International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW, from wages earned or to be earned by me as your employee (in my present or in any future employment by you) such sums as the Financial Officer of said Local Union No. 771 may certify as due and owing from me as membership dues, including an initiation or reinstatement fee and monthly dues in accordance with the Constitution of the International, UAW. I authorize and direct you to deduct such amounts from my pay and to remit same to the Union at any time while this authorization is in effect.

This assignment, authorization and direction shall be irrevocable for the period of one (1) year from the date of delivery hereof unto you, or until the termination of the collective bargaining agreement between the Company and the Union which is in force at the time of delivery of this authorization, whichever occurs sooner, and shall be irrevocable for successive periods of one (1) year each for the period of each succeeding applicable collective bargaining agreement between the Company and the Union, whichever shall be shorter, unless written notice has been given by me to the Company and the Union, not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or of each applicable collective bargaining agreement between the Company and the Union, whichever occurs sooner.

This authorization is made pursuant to the provisions of Section 302 (C) of the Labor Management Relations Act of 1947 and otherwise.

Section 8

If any present or future employees shall apply for Union membership and shall be refused such membership by the Union, their continuance thereafter in the employ of the Company shall not be cause for discharge under this Agreement by the Company, and the same in the case of any Union member deprived by the Union of their membership for any cause other than nonpayment of regular dues and Local and International General Assessments as above provided.

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Section 9

The Union agrees to indemnify and save the Company harmless against any and all claims, suits and other forms of liability resulting from the deductions for initiation fees or dues made by the Company from the wages of any employee(s) or resulting from the termination of employment of any employee(s) pursuant to the provisions of this article.

Section 10

The Union agrees to refund to the employee any amounts paid in error on account of the check-off provision.

Section 11

The Company shall not be liable to the International Union or its Local by reason of the requirements of the Article for the payment of any sum(s) other than that constituting actual deductions from the employee’s wages earned.

ARTICLE 7

REPRESENTATION

Section 1

The employees will be represented by a Shop Committee consisting of six (6) members, one (1) of which will be the Shop Chairperson, two (2) day-shift Committeepersons, one (1) afternoon-shift Committeeperson, one (1) midnight shift Committeeperson and one (1) Skilled Trades Committeeperson. The Committeepersons will act in Steps 1 and 2 of the grievance procedure and the Chairperson will act in Step 3. In the event the midnight shift is discontinued, and the afternoon shift is staffed at twenty-five (25) employees or more, the afternoon shift shall be represented by two (2) committeepersons.

The Shop Committee will be seniority employees who will be elected / selected in a manner chosen by the Union in accordance with the International Union Constitution and Local Bylaws. If not already working on the day shift, the plant chairperson (once selected) shall be placed on the day shift. If a chairperson is selected from the afternoon or midnight shifts and there is not a vacant position on the day shift, the least senior employee on the day shift may be displaced.

Section 2

The Union immediately upon their election will notify the Company in writing the names of the Shop Committee members and alternates.

Section 3

The Shop Committee will be notified of all new hires, starting and quitting times, layoffs and recalls, and changes in break periods or lunch.

Section 4

A Committeeperson or Alternate will be permitted to leave his work when excused and given permission by their supervisor in order to handle or investigate a possible grievance. Such permission will be granted within one hour unless an extension is requested by either party.

Section 5

Members of the Shop Committee (or designated alternate Committee Members, when acting in the capacity of and having replaced an existing member of the Shop Committee) will head the seniority list during their respective terms of office. Special seniority privileges provided for Committeepersons apply in all cases except upgrading, vacation and job bidding, unless modified by this Agreement.

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Section 6

In the event a member of the Shop Committee changes classifications or upgrades themselves, they must use their natural seniority to do so.

Section 7

Members of the Shop Committee will be compensated for all time spent on collective bargaining and for the grievance procedure (including necessary investigation), as provided for in the Agreement during their regular working hours at their regular hourly rate.

Section 8

Meetings will be mutually arranged for by the Union and the Company to allow the afternoon and midnight shifts Committee person to attend when appropriate.

Section 9

Whenever there are at least fifteen (15) union members working in the plant on any shift there shall be a Union Committeeperson or designated alternate scheduled to work. In the event that the midnight shift encompasses more than twenty-five (25) union members, union committee coverage will be reviewed.

ARTICLE 8

GRIEVANCE PROCEDURE

Section 1

The parties agree that the grievance and arbitration procedure set forth in this Article shall constitute the sole and exclusive method for handling any dispute concerning the meaning or application of the provisions of this Agreement. The parties agree to construe the provisions hereof reasonably and in good faith to the end that neither party shall, under any circumstance, resort to a lockout or work stoppage or any other interruption of operations by reason of any dispute arising during the term of the Agreement. The parties have bargained and negotiated in good faith with respect to every provision of this Agreement and acknowledge the efficacy of this grievance and arbitration procedure.

Section 2

A grievance is a complaint involving: interpretations or application of the provisions of this Agreement, disputes over unreasonable company policies affecting hourly workers, or other disputes between the parties relating to a condition of employment. All written grievances must follow the following procedure.

Step 1

Any employee or any one of a group of employees who has a grievance shall first discuss his grievance with their immediate supervisor and with the assistance of a Committeeperson. The Supervisor shall give an answer no later than three (3) regularly scheduled workdays.

Step 2

If still unsettled, the complaint shall then be discussed between the Committeeperson and the General Plant Supervisor of the department at a mutually agreed upon date and time.

Step 3

If still unsettled, the complaint may be put in writing within three (3) days by the Committeeperson as a grievance and shall then be discussed between the Union Chairperson and the General Plant Supervisor, or Human Resource Manager at a mutually agreed upon time. A written answer shall be given within three (3) days unless an extension is requested by either party.

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Step 4

If still unsettled, the grievance shall again be discussed at the next scheduled meeting between the Shop Committee of Local 771, the Local Union President and/or the International Representative and the Human Resource Manager or his representative. Step 4 meeting will be held prior to the Management / Labor Committee meeting or at a mutually agreed upon time. A written answer shall be given within three (3) days unless an extension is requested by either party.

Section 3

Complaints must be filed with the Company no later than three (3) days after the facts occurred which gave rise to the complaint, and the Union must process the complaint or grievance to each subsequent step of the grievance procedure no later then three (3) days of the receipt of the Company’s last answer or the grievance shall be settled based on the Company’s last answer unless an extension is requested by either party.

The Company must respond to each step of the grievance procedure within the established period for that step. In the event the Employer fails to do so, the grievance will be considered honored and adjustment will be made in accordance with the grievant’s request.

If a situation arises where a member of the Bargaining Committee has a problem meeting with an employee to investigate a grievance, the Bargaining Committee Member should contact the Human Resource Manager who will arrange the requested meeting in a timely manner.

ARTICLE 9

SUSPENSION - DISCHARGE

Section 1

Whenever an employee is discharged or suspended for disciplinary reasons, they will be given a written notice of suspension or discharge. An employee shall be permitted to talk to his representative, if prudent. If the employee being discharged or disciplined is at work when he receives such notice, a meeting shall be held on the matter between the Company and the Shift Committeeperson and the employee can attend said meeting. The Committeeperson may interview the employee prior to the meeting. A final decision will be made as soon as possible, but in no case later then five (5) workdays from the date of suspension or discharge.

Section 2

If, for the violation of any Shop Rule or contract provision which could involve a penalty of discharge or suspension for disciplinary reasons, the Company elects to impose only a letter of warning, the Company shall give the Committeeperson notice of the penalty because of the seriousness of a further violation.

Section 3

Any employee who violates the terms of this contract, or any of the rules or regulations of the Company shall be subject to disciplinary action up to and including discharge depending upon the seriousness of the offense in the judgment of management.

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ARTICLE 10

ARBITRATION

Section 1

If either party wishes to arbitrate a grievance and all the preliminary steps in the grievance procedure have been followed and exhausted, the party wishing to arbitrate will notify the other party in writing within Forty-five (45) calendar days of the date the written disposition was given under the last step of the grievance procedure provided for in this Agreement, and the grievance shall be submitted to a mutually agreed upon arbitrator. Arbitrators for production standards grievances must be chosen as provided elsewhere in this Agreement. In the event the Union should fail to serve written notice, the matter shall be considered as settled on the basis of the written disposition made by the Company in the last step of the grievance procedure.

Section 2

The parties understand and agree that in making this Agreement, they have resolved for its term all bargaining issues, which were or which could have been made the subject of discussion. The arbitral forum here established is intended to resolve disputes between the parties only over the interpretation or application of the matters which are specifically covered in this Agreement and which were not excluded from arbitration.

Section 3

Excluded from arbitration at the election of the parties, but in no manner waived in any other forum, are monetary claims by one party against the other party, its officers, or members for breach of this Agreement.

Section 4

The arbitrator shall have power to receive testimony and evidence from the parties to the dispute as outlined in the grievance, and to hear such witnesses as the parties shall desire to present. The Union shall be represented by President of the Local, the Shop Chairperson, and one (1) committeeperson and an International Representative. The Arbitrator's decision shall be final and binding upon the Union, the employees and the Company. Arbitration hearings shall be held at the Company’s facility in Sterling Heights.

Section 5

The power of the Arbitrator shall be limited to the application and interpretation of this contract as written and he shall at all times be governed wholly by the terms of this contract and shall have no power or authority to change this contract or any written memorandum made supplementary hereto in any respect, or to add to or take away any of its terms or to establish or change any wage or job classification.

Section 6

The decision of the arbitrator in any case shall not require a retroactive wage adjustment in any other case.

Section 7

If the parties cannot agree on the selection of an arbitrator, the parties shall, within thirty (30) days thereafter, advise the Federal Meditation and Conciliation Service (hereinafter referred to as “FMCS”) of their desire to obtain a panel of five (5) arbitrators. Either party shall have the option of requesting a second panel from FMCS. The arbitrator shall be selected from a said panel or panels by an alternate striking of names. Should the parties still not agree to an arbitrator, an arbitrator shall be designated by the FMCS.

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Section 8

The fees and expenses of the arbitrator shall be shared equally by the parties.

ARTICLE 11

PRODUCTION STANDARD GRIEVANCES

Section 1

If a grievance which involves a production standard is not resolved in the grievance procedure, the Union shall have the right to bring into the plant a representative from the international Union’s Time Study Department who shall be furnished with all the facts and records pertaining to the job or jobs in dispute and shall have the right to confer with the Shop Chairperson regarding the job or jobs in dispute

a.	Upon request, a joint time study shall then be made by the Company and the International Time Study Representative of the Union of the job or jobs in dispute. Following the taking of this time study, a conference shall be held between the Company, the Committeeperson, the Shop Chairperson and the International Union Time Study Representative in an effort to resolve the dispute.

b.	All production standards reviewed at this conference and not approved at the conference, shall be deemed to be subsequently approved unless the Local Union gives the Company written notice to the contrary within thirty (30) days after the conference.

c.	Should the Union give the Company such written notice to the contrary within thirty (30) days after the conference, the Union shall also include a notice of arbitration if it desires to arbitrate such standard. If it does not request arbitration, the standard shall be final.

d.	If the union elects arbitration, it is understood that the arbitrator must be a fully qualified, independent industrial engineer designated from a list agreed to by the parties.

ARTICLE 12

PROBATIONARY EMPLOYEES

Section 1.

Probationary employees shall not accrue seniority during their probationary period, provided however, they shall, upon successful completion of their probationary period, be credited with such time and shall have a seniority date which shall be the date of their last date of hire by the Company.

a.	After a probationary employee becomes a member of the Union as described in Article 6, the Union shall represent probationary employees for the purpose of collective bargaining in respect to rates of pay, wages, conditions of employment as set forth in Article 5 of the Agreement. Probationary employees will be given proper and adequate training, provided, however, such employees shall be subject to assignment, transfer, layoff and termination without recourse during their probationary period, except in cases a layoff or discharge is for discrimination for Union activities.

b.	Newly hired employees shall serve a probationary period of ninety (90) calendar days, provided however, such probationary period shall be extended one day for each day of absence during said probationary period. It is understood that during the ninety- (90) calendar days, any probationary employee may be discharged and no grievance shall arise therefrom. It is also understood that the initial ninety (90) calendar day probationary period may be extended for one (1) additional period of thirty (30) calendar days by the Company on a probationary employee who is not progressing satisfactory based upon the job-specific training records during the initial probationary period. The Union and affected employee will be notified in writing of all such extensions. Any discharge resulting during such extension period would likewise not be subject to the grievance procedure.

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c.	The Union shall be entitled to meet with and orient all new union members during regularly scheduled new hire orientations. Such meeting will be held on Company time and shall last no longer than one (1) hour.

d.	The Union recognizes that situations may arise in which temporary services (“temps”) may be needed on an intermittent basis. When such a situation occurs, the following conditions must be followed:

A.	The use of temporary employees will be limited to seventy-five (75) per day.

B.	If a temporary employee is used for a period of thirty (30) days, on the 30th day, that temp will be hired as a regular full-time employee or their service will be terminated.

C.	Temporary services will not be used for “bank building” or stock piling”.

D.	Any abuse of this provision will be subject to the grievance procedure.

If the temporary employee does not accept full-time employment, he will be terminated and not allowed to return as a temp.

If hired, then:

The temp will immediately become a member of the Union in accordance with Section 1 of this Article.

The thirty (30) days previously worked at RACC will be counted as thirty (30) days of probationary period served.

It is understood that the use of temporary services cannot be used to circumvent the hiring of new employees or the posting of vacancies.

ARTICLE 13

SENIORITY

Section 1

An employee’s seniority shall date from his last date of hire by the Company.

Section 2

Uninterrupted employment shall mean continuous employment but shall include:

a.	Periods of absence with leave granted by the Company.

b.	Periods of layoff due to lack of work not to exceed a period of one (1) year or length of seniority whichever is greater.

c.	Periods of absence due to work-related illness or injury not to exceed two (2) years.

d.	Periods of absence due to non work-related illness or injury not to exceed one (1) year provided the employee is granted a written medical leave of absence by the Company and also provided the employee abides by all the rules, procedures and requirements pertaining to said medical leave.

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Section 3

A seniority list shall be posted quarterly by the Company. Copies of such lists will be given to the Union.

a.	When one or more employees are hired on the same day, seniority shall be determined by alphabetical order of the last name at the time of hire. If employees have the same last name, the first name shall be used to determine seniority.

Section 4

Seniority shall be terminated and employment shall cease for any of the following reasons:

a.	If the employee voluntarily quits, or

b.	If the employee is discharged for just cause, or

c.	If the employee is absent from work three (3) consecutive workdays without advising the Company and giving reasons satisfactory to the Company for such absence. Such employee shall conclusively be presumed a voluntary quit, or

d.	If an employee fails to return to work within three (3) working days after issuance of Company’s notice of recall by certified mail to last known address of such employee as shown in the Company’s records, or

e.	If the employee gives a false reason for obtaining a leave of absence or engages in other employment during such leave without the Company’s consent, or

f.	If the employee is retired, or

g.	If the employee is on layoff for a continuous period of one (1) year, or the length of seniority, whichever is greater, or

h.	If the employee has falsified information on their application for employment, or employee benefits, or job advancement, etc., or

i.	If the employee has made a redemption settlement under the workers’ compensation act.

Section 5

An employee, who leaves the bargaining unit but not the employ of the Company, shall continue to accrue his seniority for ninety (90) days and shall retain his seniority thereafter for all purposes. The Company shall have no obligation, but has the right to return any employee or supervisory employee to the bargaining unit. Such decision shall be in the Company’s sole discretion.

Section 6

Each employee shall be responsible for maintaining his correct, up-to-date address and telephone number on file in the Human Resource Department. The Company shall not be liable for failing to contact any employee to available overtime or plant closings if such employee has failed to provide their current telephone number or a telephone number where they can be reached.

Section 7

Any layoff up to and including ten (10) working days shall be considered a temporary layoff. The Company will give consideration to the seniority and ability of the employees affected by the temporary layoff. Upon the expiration of a temporary layoff, the regular layoff procedure set forth in this Agreement shall be followed.

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Section 8

Work assignments, shall be made by the Company and no employee shall be entitled to select, have or retain any particular job, assignment or task within such employee’s job classification by virtue of seniority.

Section 9

During temporary transfers, the employee will be paid at the rate or the job of the employee’s regular rate, whichever is higher.

Section 10

For protection against layoff and recall only, members of the Shop Committee shall have top plant seniority provided, however, they must be qualified to do the work available.

Section 11

In the event of a layoff, all temporary services will be discontinued first, then probationary employees shall be laid off. If there are additional lay-offs necessary, then, the lowest seniority employees in the classification being reduced shall be laid off. A laid off higher seniority employee may displace a lower seniority employee in an equally or lower rated job, provided the senior employee is physically able to perform the required work.

Section 12

The recall of employees from lay-off shall be in the inverse order of the lay-offs, provided employees called back to work can physically perform the required work.

Section 13

CLASSIFICATION DEFINITIONS

MAINTENANCE DEPARTMENT

GROUP A

Die Maker

Toolroom

Maintenance

Electrician

Tool Maker

Group B

Crib Attendant

Maintenance Helper

Oiler

Building Maintenance

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PRODUCTION

GROUP A

Preco

Curtain Coat / Roller Coat / Hot Press / Torque Line / Shear/ Trimboard

Department 8

Outside Truck Driver **

Weld - Department 3

Bond / Broach / Oven / Machine Operator (Department 10)*

* Machine Operator (Department 10) will be paid as a Group B job.

** The Company agrees to pay for one CDL exam for those employees deemed eligible for the Truck Driver position. This position will work on first shift only, with two (2) back-up drivers trained to cover absences. This position will not be an eight (8) hour position, other duties will be assigned and required.

GROUP B

Weld / Rivet

Press

Distel

Machine Operator (Department 10)

Machine Operator (Remaining departments)

On-line Final Inspection

Material Handler

**Blast

**Jerry Hoch, shall receive the Group A stipend ($0.20 per hour premium) while working in the Blast Room.

Job assignments within the classifications can be made by the Company for efficiency of operations, customer requirements, purposes of cross training, temporary transfers, and job performance. Consideration for employee seniority will be given for assignments. For purposes of this section, temporary transfers will be limited to fourteen (14) scheduled workdays in duration. In the cases of transfers due to vacations or leaves of absences, transfers will be limited to thirty (30) scheduled workdays.

In creation of a new job classification within the Bargaining Unit or significant modification of the content of an existing job classification within the Bargaining Unit, the Union shall have the right to negotiate a wage rate for the new or changed classification. Upon failure to reach an agreement, the Union may initiate a grievance at Step 2 in accordance with grievance procedure.

Section 14

If Company finds it necessary to make a permanent employee reduction within a department or classification, seniority employees will be given the first option to leave. In the event no seniority employee volunteers, the lowest seniority employee will be required to move.

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ARTICLE 14

JOB UPGRADING

Section 1

Whenever permanent vacancies occur, they shall be filled in accordance with the following procedure:

Only permanent job vacancies will be subject to the job posting procedure. When a permanent job vacancy occurs, a notice will be posted on the Company’s bulletin board stating the pay rate, classification and shift. Employees who are interested in being permanently assigned to such job vacancy will sign their name on a form supplied by the Human Resources department.

The form will be made out in duplicate with a copy to the Bargaining Committee. Employees will be entitled to apply for the job vacancy for a period of three (3) workdays, beginning with the day of the job posting. After the three- (3) working day period, the Company will assign the job on the basis of seniority and ability with consideration given to the attendance record. The vacancy will be awarded at the end of the third (3rd) day of posting. The employee awarded the vacancy will begin the posted position on the following Monday or as soon as possible. Employees may only bid (have awarded) two (2) permanent job postings per calendar year. The date of application by status form will be used to monitor such policy.

Employees will be permitted to apply for a permanent job vacancy for which the rate of pay is higher, equal to, or less than the job which the employee so applying presently holds. An employee assigned to a permanent job vacancy shall be entitled to a thirty (30) day trial period to prove his ability and efficiency in the following manner. The thirty (30) day trial period may be extended for one (1) additional period of thirty (30) days by the Company on a transferred employee who is not progressing satisfactorily during their initial trial period.

a.	An employee who fails in the trial period shall return to his former classification and the Company will assign the next senior bidder from the initial posting.

b.	The Company will give the employee who proves his ability and efficiency as provided in this Section, sufficient training to meet production requirements. The employee assigned to a permanent job vacancy will be trained in all aspects of the classification.

An employee assigned to a permanent job vacancy, may during the first thirty (30) days of the trial period, elect to return to his former job; however, he will lose bidding privileges for the awarded job for a period of one (1) year from the date he returns to his former job. The Company will assign the next senior bidder from the initial posting. Any third vacancy shall be filled at the Company’s sole discretion.

Section 2

With respect to Skilled Trades Classifications, the following additional procedure will apply.

An employee hired, upgraded or transferred to the classification of Die Maker, Toolroom, Electrician, Tool Maker, Maintenance, Maintenance Helper, Oiler or Crib Attendant shall have the skilled trades seniority rights commencing on his entry into the Maintenance Department. If two (2) employees share the same date of entry, the determining factor will be alphabetical according to the last name at the time of entry into the said classification.

An employee transferred from production into the maintenance department shall have his production seniority frozen for layoff purposes only and shall continue to accumulate seniority in the skilled trades’ classification.

An employee transferred into classifications listed in Appendix A (Maintenance Classification) shall, when affected by a reduction in force, have job seniority rights in accordance with this Article. Such employees of layoff status may be recalled to the production job in line with their production seniority.

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ARTICLE 15

LEAVE OF ABSENCE

Section 1

Any employee who, for good cause, desires a leave of absence, including medical leave, not to exceed thirty (30) days, shall make written request on forms provided by the Company.

a.	Any leave granted shall be in writing signed by the medical department. Employees must return to work on the date specified by the Company. If an employee overstays a leave of absence without advising the Company and giving reason satisfactory to the Company, it shall be conclusively construed to mean the employee has voluntarily quit his employment with RACC.

b.	Any employee elected or appointed to attend the UAW Convention or elected or appointed an official of the UAW, necessitating a leave of absence shall be granted such leave for a period not to exceed his term. Such requests shall be made in writing by the Local Union President and/or the International Union President and/or the International Union. Health, life and dental coverage will not be continued for those members elected to full-time Local Union positions.

c.	Military leave of absence. Any employee who serves in the military or naval forces of the government, shall accumulate seniority during such absence, and may be returned to work according to seniority within ninety (90) days after discharge unless a longer period is provided by appropriate legislation. This provision shall include National Guard Duty, Army Encampment and Naval Reserve cruises.

d.	Medical absences of less than five (5) days do not require a written medical leave, however, employees are required to report all absences to Human Resources on the first of absence, stating the medical problems and the anticipated length of absence. Any change(s) in the anticipated length of absence must be reported on the day of change. Employees must present medical evidence satisfactory to the Health and Safety Department or to the supervisor if Health and Safety is closed, on the day they return to work.

e.	Family Medical Leave Act (FMLA)

The provisions regarding medical leave shall be read in conjunction with the Family and Medical Leave Act of 1993 and nothing herein is meant to deny an employee of FMLA benefits guaranteed by the Collective Bargaining Agreement. In connection with the foregoing, the Company will:

1.	Continue to accrue seniority of an employee on FMLA under the collective bargaining agreement.

2.	Not count an employee’s health condition related to a worker’s compensation injury toward the FMLA period.

3.	Use a rolling twelve (12) month period of time to calculate leave of entitlement.

4.	Employees that are married to each other are granted a maximum of twelve (12) weeks of FMLA leave each. In the event both employees, that are married to each other, request such a leave at the same time, the Company may allow only one (1) of said employees such leave if customer needs and company objectives would be compromised by granting both married employees leave at the same time.

5.	Require repayment of the cost of all insurance and health care coverage provided during the leave from employees, who fail to return to work, to the extent permitted by law and contract.

6.	Permit, but not require, employee for personal serious illness to substitute vacation, paid sick leave or excused absence allowance for unpaid leave.

7.	Continue Company paid group life, health insurances, pension vesting and benefit accrual, accidental death and dismemberment and disability insurances.

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It is understood that in connection with medical leave requested by an employee due to a serious health condition, a leave will be permitted on an intermittent or reduced leave schedule in accordance with the FMLA, as long as certification requirements for such leave are satisfied. Employees will return to work at the end of the leave period or upon the end of the period of illness, if sooner.

In connection with FMLA leave to care for an eligible family member (spouse, son, daughter or parent) who has a serious health condition, such leave may be taken whenever medically necessary subject to certification from a health care provider. The leave provided with regard to eligible family members shall be a maximum of twelve (12) week in a rolling twelve (12) month period. An employee may choose, but is not required to exhaust paid leave, before unpaid leave will be provided. The twelve (12) workweek maximum will also apply to leave for birth of a child and to care for a newborn child, as well as, with regard to placement with the employee of a son or daughter for adoption or foster care.

An employee who has a dispute with the application of the FMLA policy may grievance over the matter.

ARTICLE 16

WORKING CONDITIONS AND SAFETY

Section 1

A safety committee which consists of a maximum of five (5) bargaining unit members (at least one (1) from each shift), one (1) Committeeperson and one (1) Environmental, Health & Safety Administrator, will meet monthly to consider any safety matters.

Section 2

a.	All tools and machinery which bargaining unit members are required to use shall be kept in a safe condition that will insure proper safety for the employees.

b.	All lavatory and washroom facilities will be cleaned and supplied at least two (2) times each day the plant is operating.

c.	Heating and ventilation facilities will be maintained at all times to insure reasonable comfortable working conditions in the plant.

Section 3

When an accident occurs requiring medical attention for the employee, the employee shall first notify the supervisor of the employee’s department. The Company shall furnish or pay for transportation of the employee to and from the clinic and the employee shall be paid for the time spent at the clinic to the extent that such time so spent is during his regular working hours, provided he follows all instructions.

Section 4

Working conditions. The Company shall continue to provide systematic safety inspections, safety devices and medical services to minimize accidents and health hazards within the plant.

Section 5

Employees are required to observe established Company safety rules and regulations. In the event an OSHA or MIOSHA inspector enters the plant for any safety inspections involving Union employees, there shall be a Union-designated member to accompany such inspections for which time shall be paid by the Company.

Section 6

Furnishing necessary safety equipment. The Company agrees to initially furnish, without cost, all required safety equipment, including non-prescription safety glasses. Employees will be responsible for the replacement cost if they lose this equipment. The Company will pay $50.00 per pair once every twelve (12) months for the purchase of safety shoes. Proof of purchase must be given to the Company to obtain the refund. This proof of purchase must state steel-toed shoes were purchased.

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Section 7

Employee injured on the job. An employee injured on the job, who is taken at the discretion of the Company, to the hospital or doctor’s office and is unable to return to work that day, shall be paid for the balance of the day.

Section 8

Employees sustaining injuries in the plant requiring medical attention will be permitted to leave the plant during working hours on the day of the injury to secure medical attention, if facilities are not available in the plant. The injured employee will be compensated for necessary time lost during their regular schedule of work that day. In the event the injury is such that the employee is permitted to work, but is required by the physician to make additional visits for necessary medical attention, the same rule will apply with respect to such recurrent visits. In the event that the injury is such that the attending physician advises the employee not return to work, he will be compensated only for the balance of his scheduled day. Any abuse of this article may subject the employee to disciplinary action.

ARTICLE 17

SUPERVISORS WORKING

Section 1

Supervisory employees shall not be permitted to perform work on any hourly-rated job except in the following types of situations:

a.	In emergencies arising out of unforeseen circumstances which call for immediate action to avoid interruption of operations.
b.	In the instruction or training of employees, including demonstrating the proper method to accomplish the task assigned.
c.	In the implementation of a sample or new process, job or machine for a period not to exceed one (1) week after the process has been approved for production.

ARTICLE 18

UNION BULLETIN BOARDS

Section 1

The Company agrees to provide an enclosed, lockable bulletin board, which may be used by the Union for posting notices bearing written approval of the President of the Local Union or the Chairman of the Shop Committee and restricted to:

a.	Notices of Union recreational and social affairs.
b.	Notices of Union elections.
c.	Notices of union appointments and results of Union elections.
d.	Notices of Union meetings.
e.	Notices concerning bona fide Union activities such as: cooperatives; credit union; and unemployment compensation information.
f.	Other notices concerning union affairs, which are not political or controversial in nature.

Section 2

The Union will promptly remove from such Union bulletin boards, upon the written request of management, any material, which is libelous, scurrilous or detrimental to the labor-management relationship.

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Section 3

The number, location and size of such bulletin boards in each bargaining unit under this Agreement shall be decided by the Local management and the Shop Committee.

Section 4

The Company will provide the union an office for purposes of the union to maintain records, process grievances or handle other necessary local union business permissible under this agreement. This office will include a telephone that allows for outside calls. The Company reserves the right to change union office space as long as it meets the above requirements.

ARTICLE 19

REPORTING PAY

Section 1

The Company and the Union recognizes that in some cases it is impossible for employees to be properly notified not to report for work. However, when conditions are such that the Company has knowledge of the inability to work, the Company will make every effort to notify the employees.

a.	An employee permitted to come to work without having been properly notified that there will be no work, shall receive a minimum of four (4) hours pay at his regular hourly rate except in cases of labor disputes, when an employee has not provided an updated telephone number or other conditions beyond the control of the Company.

ARTICLE 20

CALL-IN PAY

Section 1

Any employee in the union called to work and sent home is guaranteed four (4) hours pays pay at the rate of the job for which he was called.

ARTICLE 21

SHIFT PREFERENCE

Section 1

When a seniority employee desires to exercise shift preference (not more than once per year), they shall request such transfer on forms provided by the Company and a record of such requests shall be kept. In the event operating conditions require the transfer of employees from one shift to another, the Company will first transfer seniority employees who indicated a preference to change shifts. If additional employees are needed, the Company will transfer additional employees with the least seniority in the classification involved. Transfer shall be made within thirty (30) workdays.

ARTICLE 22

REPORTING ABSENCE

Section 1

Employees must telephone the Company’s attendance telephone via the main telephone number at least thirty (30) minutes prior to the start of their shift concerning their absence from work. The Company may require satisfactory proof and determine the justice of a claim the employee had good reason for being absent from work.

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The Company shall arrange a method for recording absentee and tardy calls during times the office is closed.

Section 2

The following is the mandatory procedure to be used regarding calls from or for employees.

FOR EMPLOYEEES:

RACC will not accept calls for employees unless the call is an emergency, RACC will:

a.	Inform the caller we do not accept calls for employees, except in emergency situations.
b.	If caller states it is an emergency, ask caller to identify themselves by name.
c.	Caller must state nature if emergency
d.	Record the call, name of caller, name of employee and nature of emergency.
e.	Contact a human resource representative and verbally relay the message. The human resource representative will first relay the message to the supervisor, then subsequently relay the message to the employee within ten (10) minutes of the initial call.

FOR EMPLOYEES

a.	Ask employee if the call is an absentee or tardy call. If it is, record the call and the specific reason, not just sick or car trouble, rather the specific reason. Immediately notify the supervisor in writing.

b.	Calls will not be transferred to the supervisor.

NO CALLS WILL BE RELAYED DIRECTLY TO EMPLOYEES. ALL CALLS FROM OR FOR EMPLOYEES MUST FOLLOW THIS PROCEDURE.

ARTICLE 23

WAGES

Section 1

Wage increases become effective with the first pay period commencing on or after notice of ratification and / or the following dates:

Effective upon ratification	09/19/05	09/19/06
$ 0.50 per hour	$0.40 hour	$0.40 hour

* Plus an additional $0.20 hr when working Production A jobs.

Section 2

Providing the employee is performing satisfactorily on said dates, wage increases for new employees will become effective with the first pay period commencing on or after the following dates:

Start	$8.39 per hour

End of Probation	$9.26 per hour

12 Months	See Wage Schedule below:

	Wage Schedule:

	Ratification	$11.94

	09/19/05	$12.34

	09/19/06	$12.74

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Section 3

The Maintenance Classification will be guaranteed, as a minimum, the contractual increase. The Company recognizes the Maintenance Department brings special skills and abilities to the workplace, therefore, at the Company’s discretion, a merit increase process may be used in lieu of the contractual increase. Should a maintenance employee receive a merit increase greater than the contractual increase, the contractual increase will be waived.

ARTICLE 24

RATES OF PAY

Section 1

Upon proper notification to the Union, the Company may increase the rate (including the starting rate) of pay of a particular classification. Employees who to the knowledge of the Company by virtue of previous experience or special training are particularly qualified for and will require a minimum length of time to become proficient on the job, may be started at a rate commensurate with their skill and ability. In cases where this is below the top of the applicable progression schedule, they will be increased in accordance with the remainder of that progression schedule.

Section 2

The parties agree to a working “leader” classification. A leader is a working bargaining unit employee, with seniority, selected by the Company to assist supervisory personnel in various capacities including assigning and directing the work of other bargaining unit employees, provided, however, a leader shall have no disciplinary powers. Leaders shall receive at least $0.25 per hour, up to $1.00 more than their regular rate of pay while holding the leader classification.

ARTICLE 25

OVERTIME

Section 1

To meet our customer's requirements, we will work overtime as it becomes necessary. Our approach to requesting overtime depends upon the urgency of our production needs. The Company will offer overtime on a voluntary basis when possible by proceeding in line with classification seniority beginning with the highest seniority employee having the ability to perform the required work. If enough volunteers are not attained, the Company shall complete the manpower requirements by reversing the procedure.

Section 2

Based on their ability to perform the work and seniority, overtime production work is assigned to employees who normally perform the work Monday through Friday.

At times, overtime work of a “general labor” type that does not require particular skills is required. A supplemental overtime list will be posted within each department on Wednesdays. Employees interested in being considered for this work must sign the list within twenty-four (24) hours. A new list will be made available every Wednesday and will remain in effect for that week. Supplemental overtime will be assigned to the senior employee with the least amount of overtime hours for that week, who signs the list, and who, in the judgement of management is capable of performing the work.

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Section 3

MANDATORY OVERTIME- Overtime may be designated mandatory:

a.	When all or large numbers of employees are required;

b.	When certain job classifications must be covered; or

c.	If special services are best supplied by specific individuals.

The designation “Mandatory” will only be used when absolutely necessary to meet customer needs. All employees designated for mandatory overtime must report as assigned, or be subject to disciplinary action. Notice of Mandatory Overtime will be given as far in advance as possible. This is normally 24-48 hours ahead of the need.

Section 4

It is agreed that each employee shall have at least one (1) Saturday and one (1) Sunday in each calendar month that is not compulsory overtime. These weekend days shall be given together as a block weekend, whenever possible.

Section 5

Top seniority employees in a job classification will be requested to perform the first overtime work, provided they have the ability to perform the work, and a rotating schedule will be maintained for each year and will revert to zero on calendar year basis. When an entire job classification is requested to perform overtime work, probationary employees may also perform overtime work.

Section 6

Overtime work shall be equitably distributed in each job classification as nearly as possible by reviewing overtime hours worked by each employee within that classification. The payroll department shall, on Wednesday’s of each week, give the Union Committee a list of names of all employees who worked overtime during the previous week and the number of overtime hours each employee has worked.

ARTICLE 26

OVERTIME PAY RATES

Section 1

The regular working week for employees covered in this Agreement shall be forty (40) hours per week, eight (8) hours per day, five (5) days per week, Monday through Friday inclusive.

Nothing in this Article or elsewhere in the Agreement shall be construed as a guarantee by the Company of any amount of work in any period.

Section 2

Employees who work more than eight (8) hours in a day will be paid at the rate of time and one-half (1 ½) of the regular hourly rate for all hours worked over eight (8) hours during that day

Section 3

Employees who work Saturday will be paid at one and one-half (1 ½) times their regular rate of pay for all hours worked on Saturday provided they have not been absent more than one (1) day during that week and provided also the absence falls within the "excused from discipline" absence guidelines.

Section 4

Employees who work Sundays or contractual holidays will be paid at double (2) the regular hourly rate for all hours worked on the Sunday or holiday, plus holiday pay if otherwise eligible.

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Section 5

The allowance of an overtime premium on any hour excludes that hour from consideration for overtime payment on any other basis, thus eliminating any duplicating (pyramiding) of overtime payment.

ARTICLE 27

PAYCHECKS

Section 1

Hourly employees are paid once every week. Paychecks are distributed before lunch on a Friday and cover all time worked up to and including the proceeding Sunday. Second shift employees receive their pay before lunch on Thursday night. If the payday falls on a holiday, employees will receive their paychecks on the last workday prior to the holiday. Any abuse of this Article may subject the employee to disciplinary action.

Section 2

Paycheck shortages, which occur, will be handled in the following manner:

a)	Shortages caused directly by an error/omission by the employee will be corrected in the payroll period following notification to the employer.

b)	Shortages which are not caused by the employee will be paid as soon as possible but in no event will repayment take longer than 48 hours (excludes weekends).

ARTICLE 28

VACATIONS
Section 1

Each year effective with the anniversary date of their last date of employment with the Company, employees with at least one (1) year seniority, shall be eligible to earn vacation leave and vacation payment as hereinafter specified.

Year of Service	Vacation

1-2	40 hours
2-10	80 hours
10-15	120 hours
15 or more	160 hours
To qualify for vacation benefits each year, employees must have worked:

Hours worked	Vacation

1800	100%
1700	75%
1600	50%

Section 2

Employees who work a short day because of lack of work will be credited for the balance of an eight (8) hour shift towards vacation hours for such day. For the purposes of this section, the first year of a worker’s compensation leave will be counted as time worked for vacation eligibility. Negotiated time off of work limited to: personal days, paid holidays, vacations and Union leaves for up to two weeks shall be included as time worked in determining vacation eligibility.

a.	Eligible employees will have twelve (12) continuous months to use their vacation time from the date of their eligibility.

b.	Vacation time cannot be accumulated from year to year.

c.	When a holiday occurs during an employee’s vacation, the employee, if otherwise eligible, will receive holiday pay in addition to vacation pay, however vacations are not extended because of the holiday.

d.	Employees may take their time in day increments.

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Employees making request for vacation days must do so at least seven (7) workdays in advance on forms provided by the Company. Exceptions to the seven (7) workdays advance notice may be granted as approved by the Human Resource Manager. The supervisor shall indicate on the form whether the employee's request is approved or denied. Employees shall be granted their request provided it does not interfere with the efficient and orderly operation of the department. Upon approval, the supervisor will immediately turn in the form to the Human Resource department to ensure the employee receives their vacation pay on their appropriate check.

ARTICLE 29

HOLIDAYS

Section 1

Following is a list of the holidays, which the Company will observe. On these days, RACC offices and operations will be closed:

New Year’s Day
Good Friday
Memorial Day
Independence Day
Labor Day
Thanksgiving Day
Thanksgiving Friday
Christmas Eve Day
Christmas Day
New Year’s Eve Day
Floating Holiday - Christmas period (designated by Company)
2nd Floating Holiday - designated by Company

Since these holidays fall on different days in succeeding years, it will remain the practice of the Company to post a notice on the Company bulletin board approximately two (2) weeks in advance of the holiday notifying employees when the office will be closed.

Section 2

Holiday eligibility - You are eligible for holiday payments when you have completed six (6) months of employment and you have worked your last scheduled shift before and after the holiday.

Section 3

When any of the designated holidays fall on Saturday and the day before is observed as a holiday by the federal government, such day shall be paid and observed as the holiday. When the Sunday holiday is not observed on the day following, the Company shall determine which day shall be considered the holiday.

Section 4

If otherwise eligible, employees who are absent from work on a holiday-qualifying day, because they are physically unable to work on that day, shall not be disqualified from holiday pay, provided their inability to perform any work on that day is attested to by a medical doctor, licensed to practice in the state of Michigan, and provided also they have worked at least one (1) other day during the week in which the holiday occurs.

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ARTICLE 30

PERSONAL DAYS

Section 1

Effective September 19. 2004, seniority employees shall be eligible for five (5) unpaid personal days in each year.

Section 2

Employees making request for personal days shall do so on forms provided by the Company. Employees may use a personal day at their discretion; however, employees are required to provide their supervisor at least seven (7) days advance notice. In the event of an emergency (i.e. illness, family illness, etc.), the employee must notify the Company at least thirty (30) minutes prior to the beginning of their shift.

ARTICLE 31

LUNCH PERIODS

Section 1

The lunchtime for the employees shall be thirty (30) minutes during which no pay shall accrue. Departments that chose to waive a thirty (30) minute lunch period will receive two (2) - twenty (20) minute paid breaks. Employees are to clock out at the beginning of their lunch break and clock in at the end of their lunch break. A two- (2) minute grace period will be allowed.

Section 2

Should the Company expand its workforce, the starting and ending times for the lunch periods will be mutually agreed on between the Company and the Union Committee.

ARTICLE 32

RELIEF PERIODS

Section 1

Employees will receive fifteen (15) minutes relief prior to lunch and fifteen minutes relief after lunch. An additional break of fifteen (15) minutes will be allowed for any employee working more than four (4) hours overtime during their regular scheduled shift. Employees are not allowed to leave Company premises during relief periods.

ARTICLE 33

MANAGEMENT-LABOR MEETINGS

Section 1

A committee consisting of Union and Company representatives, to be known as the Labor/Management Committee, shall be established to make recommendations concerning matters referred to it by the agreement of the parties, such as mutual cooperation, the improvement of relations between the Company and its employees and the improvement of quality, efficiency, competitveness and service of the Company. The Committee shall meet monthly at a mutually agreed upon time.

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ARTICLE 34

STRIKES - STOPPAGES - LOCKOUTS
Section 1

During the life of this agreement, the Company will not lock out any employees.

Section 2

The Union will not cause, or engage in, or authorize its members to engage in any strike against the Company on any issue unless and until all the steps of the grievance procedure have been exhausted and not even then on any grievance in which the arbitrator has the power to rule and not even then unless authorized by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and written notice of such intention to authorize has been delivered to the office of the Human Resource manager of the Company at least fifteen (15) calendar days prior to such authorization. The Company reserves the right to discipline any employees taking part in any violation of this Section of this Agreement.

ARTICLE 35

JURY DUTY AND COURT APPEARANCES
Section 1

An employee who is summoned and reports for jury duty shall be excused from work for the days on which he serves. Provided the employee gives prior notice to his supervisor, he will receive for each such day of jury service on which he would have otherwise worked, the difference between eight (8) times his straight hourly rate and the payment he receives for jury service to a maximum of ten (10) days in any calendar year. The employee must present proof of service and the amount of pay received for jury service. Provisions of this Section are not applicable to an employee who, without being summoned, volunteers for jury duty.

The Company will consider absences due to court-ordered subpoenas excused absences; however, those absences will not be paid.

ARTICLE 36

BEREAVEMENT LEAVE

In case of a death in your family, absence is allowed to attend the funeral of your mother, father, sister, brother, son, daughter, grandparents, grandchild and these in-laws: mother, father, sister, brother, son and daughter, for which you are up to five (5) days, stepchildren up to three (3) days. For aunts, uncles, cousins, nephews and nieces you are allowed one (1) day.

a.	Upon satisfactory proof of death, relationship to you and your attendance at the funeral, you are eligible to receive three (3) days pay in the case of the death of any of the following: parent, grandparent, brother, sister, current legal spouse, current legal children, stepchildren, grandchildren, current legal mother-in-law and father-in-law.
b.	These absences are not charged against your attendance record. In cases where extended travel in excess of 500 miles is required, two (2) additional days will be allowed.

ARTICLE 37

GENERAL PROVISIONS

Section 1 - Maintenance Upgrading

The Company and the Union recognize that a serious maintenance problem could affect our ability to maintain efficiency and that the full and complete cooperation of all our employees is extremely vital to properly maintain and effectively maintain our machinery and equipment.

a.	The Company in conjunction with the Union Skilled Trades Department will design an upgrader program. All current maintenance employees will be enrolled in the upgrader program. Each maintenance employee will be assesses individually and subsequently provided the requirements for continuance and/or promotion in the maintenance classifications. The Company will reimburse each maintenance employee enrolled in the upgrader program, the cost of tuition, lab and books for successfully completed (2.0 or better on a 4.0 scale) required courses in this personal upgrader program.
b.	Successful completion of each segment of the maintenance upgrading program will taken into consideration during each maintenance employee’s performance and evaluation review.

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Section 2

The Company shall grant permission for the Union representatives to enter the facility on their respective shifts. Local or International representatives may enter the plant upon prior notification. Union Committeepersons may enter the plant to conduct union business at times other than their normal schedule with advance notice to the Human Resource Manager (or if unavailable, the shift supervisor). It is understood that such time spent excluding Labor/Management meeting, will be without pay.

Section 3

Tuition reimbursement. RACC is in favor of continuing education towards self-improvement. RACC will assist all interested employees by sharing the cost of additional education.

Employees are eligible for the Tuition Refund Program after one (1) year of full-time employment if schooling is job related. The employee’s supervisor and management approval is required. Reimbursements are based on final grades and must be approved in advance of registration. RACC will pay 75% of the cost for tuition for an “A” grade, 60% for “B” grade and 50% for a “C” grade, up to a total of $500 in any twelve (12) month period.

ARTICLE 38

INSURANCES

Section 1

A summary of hospitalization, life insurance, and sickness and accident insurance will be distributed to employees after completion of probationary period. Effective with the first of the month following three (3) months, seniority employees shall, subject to the terms and conditions of the respective policies / plans, be eligible for:

a.	Life Insurance - $25,000

b.	AD&D Insurance - $25,000

c.	Group hospitalization - HAP (HAN) plan
1.	The Company agrees to reimburse the first two (2) Emergency Room visits at $ 50.00 each visit, per family, per year.
2.	The Company will reimburse employees $20 for each non-formulary prescription co-pay submitted. If a generic or formulary prescription is available, the company will not reimburse the $20.00.
d.	Employees signing a waiver of insurance shall be eligible for an annual payment of $700, prorated after six (6) months of insurance, payable on or about December 1 of the given year.

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Section 2

Effective with the first of the month following one (1) year seniority, employees shall, subject to the terms and conditions of the respective policies / plans, be eligible for:

a.	Weekly Disability - 13 week maximum

09/19/04	09/19/05	09/19/06
$210.00	$230.00	$240.00

b.	Dental Insurance.

c.	401 (k) Plan - Company will contribute an amount that shall be equal to 100% of the first 3% of an employee's contribution. (Effective January 1, 2002)

Section 3

Employees that are placed on layoff, not covered under Appendix B, will have their medical coverage extended for the balance of the month of layoff plus one (1) month.

ARTICLE 39

SUBSTANCE ABUSE POLICY

Section 1

The Company and the Union recognize that alcohol and drug abuse are illnesses that create serious problems for workers, their families, the workplace, and the community. These illnesses acknowledge no boundaries of race, age, or socioeconomic status, and punishing the victim will not eradicate the problem. Therefore, efforts must focus on the treatment of the illness and restoration of the victim to a meaningful, productive life.

The Company and the Union further recognize that a cooperative and constructive effort is needed to overcome the impact of alcohol and drug abuse on safety, productivity, quality of work, and morale, and that such policy must apply to abuses of alcohol and illegal drugs.

The parties recognize the keys to this effort will be the providing of education, assistance to the employees and their families, encouraging the employees to receive treatment as needed, and fostering and encouraging an environment which is free of alcohol and drug abuse.

Therefore, in implementing the general principles stated above, the parties agree as follows:

Section 2

EDUCATION AND TRAINING

Employees are to be advised in writing of the UAW/Company Drug Abuse Policy. Information provided is to cover various aspects of the Policy including the benefits for employees of the Company with such health care needs, employee assistance programs, the effects of drugs and alcohol on individuals and their families, and the possible testing of alcohol and drugs.

Section 3

AMNESTY

When an employee notifies the Company they have a substance abuse or alcohol problem, and requests the assistance of the Company or the Union, they will be referred to an appropriate agency. Employees requesting assistance shall not be subject to disciplinary action and all such information shall be handled on a confidential basis. In such situations, the following procedure will be used:

a.	Employees will be placed on a written, approved, medical leave of absence. Employees who sign a release of information authorizing the rehabilitation agency (s) to keep the Company informed on their condition and progress and attendance, will retain any benefits they are otherwise eligible for, subject to the terms and conditions of said benefit programs.

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b.	Employees who are otherwise eligible to return to work shall be returned to work upon timely, successful, completion of treatment. Employees returned to work under this Section will be subject to twelve (12) months of random testing at the Company's discretion. A positive finding shall result in termination of employment.

c.	Employees returned to work under this provision and who are subsequently in violation of Company rules relating to alcohol and / or drug abuse shall have their employment terminated and not eligible for any Company benefits.

Section 4

ALCOHOL AND DRUG TESTING

a.	Illegal substance and alcohol testing will be required of employees under the following conditions:

1.	Reasonable cause.

2.	Plant injury.

3.	Medical leave or personal leave lasting more than thirty (30) days.

4.	Layoff of more than ninety (90) days

Section 5

Employees testing positive will be considered in violation of this Article and shall be terminated and not eligible for any Company benefits. If a discharged employee enrolls in and satisfactorily completes a rehab program and signs a waiver of release for the Company, said individual may be considered for re-employment, at the sole discretion of the Company. Re-employment will be subject to three (3) random drug screens, at the discretion of the company, in the twelve (12) month period following the employee’s return to work.

Section 6

The parties have no tolerance whatsoever for drug pushers, providers, or dealers, nor those persons who are in control of these activities to occur by acting as couriers, dispensers, bankers, or as any other key participant in a drug trafficking operation. Employees convicted of such activity will be terminated and will not be considered for re-employment. Furthermore, the Company will cooperate with any law enforcement agency in the criminal investigation of any employee allegedly involved in the sale and/or distribution of illegal drugs during the hours of employment.

ARTICLE 40

WAIVER
Section 1

The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the Company and the Union for the life of this Agreement each voluntarily and unqualifiedly waive the right and agree that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to, or covered in this Agreement, or with respect to any subject or matter even though such subject or matter may not have been within the knowledge or contemplation of either or both parties at the time they negotiated or signed this Agreement.

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ARTICLE 41

DURATION AND TERMINATION

Section 1

This Agreement shall be in full force and effect September 19, 2004 (date of ratification), to and including September 19, 2007, and shall continue in full force and effect from year to year thereafter, unless written notice of desire to terminate, modify, or make changes in said Agreement is served by either party upon the other at least sixty (60) days prior to date of expiration.

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APPENDIX A

EXPLANATION OF MAINTENANCE CLASSIFICATIONS

Die Maker

Tool Maker

Electrician

Toolroom

Maintenance

Crib Attendant

Maintenance Helper

Oiler

The Company at its discretion may alter the criteria for entry into a classification or progression from a lower to a higher end of a classification. Superior ability in a particular discipline could be a reason to elevate a person to the higher end of a particular classification.

The ability to perform in part some specific tasks of a higher-rated classification does not mandate to management the entry of an employee to that classification.

Die Maker

To gain entry into this classification, you must at least meet the following requirements:

1.	Graduate of an approved apprentice program or satisfactorily documented experience in die building / repair.

2.	Successful completion of courses from accredited schools related to die building and repair.

Toolroom

To advance past the midpoint of this classification, you must at least meet the following requirements:

1.	Demonstrate high proficiency in a particular discipline.

2.	Extensive job-related experience.

3.	Courses related to the field of expertise, and/or Journeyman’s card.

4.	Own all necessary tools.

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Maintenance

Knowledgeable in many phases of industrial maintenance.

To advance past the midpoint of this classification, you must at least meet the following requirements:

1.	Advanced knowledge of pneumatics and hydraulics.

2.	Weld gas & arc - cutting torch proficient.

3.	Fabricate.

4.	Set-up.

5.	Extensive job-related experience.

6.	Own all necessary tools.

7.	Job-related courses, and/or Journeyman’s card.

Maintenance Helper

1.	Satisfactorily pass a mechanical aptitude evaluation.

2.	Satisfactory attendance.

3.	Demonstrate ability to learn and perform all tasks with minimal direction.

4.	Demonstrate desire for advancement by satisfactorily completing job-related courses.

5.	To be eligible to elevate to the next higher group, you must have satisfactorily completed courses in hydraulics and pneumatics.

Crib Attendant

1.	Good organizational skills.

2.	Be able to keep inventory.

3.	Computer knowledge helpful.

4.	Good housekeeping habits.

Oiler

1.	Must be able to repair hydraulic leaks

2.	Clean and maintain level of fluids.

Electrician

1.	Proficient in all aspects of the electrical trade.

2.	Extensive job related experience - troubleshooting of hydraulic and pneumatic systems.

3.	Own all necessary tools.

4.	Job related courses and/or Journeyman’s card.

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Tool Maker

1.	Highly proficient in various aspects of maintenance - fabrication of fools, fixtures, etc.

2.	Operate all tool room equipment.

3.	Own all necessary tools.

4.	Job related courses and/or Journeyman’s card.

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APPENDIX B

During 2004 bargaining, the Company gave written notice to the Union of its intention to close the RACC plant in Sterling Heights (44650 Merrill) in the year 2005.

This Appendix will apply in the following situations:

1.	If, during the life of this agreement, the Company closes the plant operations.
2.	If the Company sells the operation to another company that does not give recognition to the Local 771 and its workforce; and also agrees to honor the contract in place at the time of sale.

As a result of negotiations regarding the effects that the RACC plant closing will have on the Sterling Heights employees, the Company (Raybestos Automotive Components Company) and the Union (UAW Local 771) agree to the following:

1.  The provisions of this Appendix B apply to all bargaining unit employees, who are seniority employees as of the ratification date of the 2004-07 collective bargaining agreement, and who are actively employed as of that date.
2.  The Company will pay vacation pay, as outlined in Article 28 of the collective bargaining agreement, to all eligible seniority employees who are terminated or permanently laid off as a result of the closing at the Sterling Heights plant.
3.  Employees who wish to be considered for employment at other Raytech Corporation affiliated facilities may make application for employment through the Human Resources Department at those facilities. Whether any Sterling Heights employee is actually offered a position at such other facility is within the discretion of that facility. Any such employees who are hired at another facility will retain their seniority for fringe benefit purposes, but will be subject to the terms of any applicable collective bargaining agreements at such facility.
4.  The Company will not contest the unemployment compensation eligibility of employees who are terminated or permanently laid off as a result of the closing at the Sterling Heights plant.
5.  The Company will cooperate with state and federal agencies, such as Michigan Works, in their attempts to provide assistance to employees who are terminated or permanently laid off as a result of the closing of the Sterling Heights plant.
6.  The Company will make available to terminated employees a Plan Administrator, who will assist employees with their transactions, questions or problems relating to their 401(k) accounts.
7.  Each bargaining unit employee who is terminated or permanently laid off as a result of the closing of the Sterling Heights plant, if he or she requests it, will be provided with an employment history letter stating his or her dates of employment and past job classifications (to the extent records describing such past jobs are available).
8.  The Company will provide each eligible seniority employee, who is terminated or permanently laid off as a result of the winding down of the operations of the Sterling Heights plant or its actual closing, with the following severance benefits:

a.	Severance in the gross amount of $500 multiplied by each full year of service such employee has with the Company as of the effective date of his or her termination or permanent layoff. This payment will be made in a lump sum payment, minus regular payroll taxes and withholdings, on the Company’s next regular payroll date following the effective date of such employee’s termination or permanent layoff.
b.	The Company will pay the premium for such employee’s medical insurance coverage for the balance of the month during which the employee is terminated or permanently laid off and for one (1) additional month. After the Company pays such premium, employees may elect to continue their medical insurance coverage at their expense by exercising their COBRA continuation rights.
c.	In order to receive the severance benefits described in this Appendix B, each employee must execute a release and waiver of claims in the form that is attached hereto as Exhibit A.

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9.  The Company will give each eligible employee at least thirty (30) calendar days advance notice of his or her termination date. If the Company needs to extend that date for production reasons, the employee may agree to do so, but if he or she chooses not to extend the termination date, he or she will still be eligible for the severance benefits under this Appendix B if he or she terminates employment as of the date the Company first designated.
10.  Otherwise eligible employees, who are discharged for cause or who leave active employment with the Company for any reason prior to their Company designated or Company approved termination dates, are not entitled to any of the severance benefits provided in this Appendix B.
Agreed to this 19th day of September, 2004.

RAYBESTOS AUTOMOTIVE COMPONENTS COMPANY	UAW, LOCAL 771

By	By

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RAYBESTOS AUTOMOTIVE COMPONENTS COMPANY	LOCAL 771, UAW

Thomas Knox	Michael Michniak

Michelle Passeno	Andrea Underwood

Mark Parent	John Paquette

Mark Badgero	Dorothy Murrell

Myra Cunningham

Catherine Oldham

INTERNATIONAL UNION, UAW

Kenneth B. Terry - Director Region 1

Danny Sypniewski - International Representative

September 19, 2004

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Telephone Number for reporting

Absenteeism or Tardiness is:

Raybestos Automotive Components Company
(586) 731-6983

Ext. 220

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